Exhibit 99.1

Media Contacts:
Mark Brender	Amy Estes
GeoEye	LeGrand Hart for GeoEye
(703) 480-9562	(303) 298-8470 ext. 218
brender.mark@geoeye.com	aestes@legrandhart.com

GeoEye Restates Financial Statements and
Files Second Quarter 2008 Report

SEC Filings Now Current; Tax Issues Resolved

DULLES, Va. (Sept. 8, 2008) – GeoEye, Inc. (Nasdaq: GEOY) today announced the filing of its restated financial statements with the Securities and Exchange Commission (SEC) for 2005, 2006 and 2007 and for the quarters ending September 30, 2007 and March 31, 2008. In addition, the Company filed its financial statements for the period ending June 30, 2008 and is now current with its financial filings.

On August 19, the Company announced a two-week delay in these filings in order to re-calculate the proper interim period allocations of the penalties and interest related to the National Geospatial-Intelligence Agency’s (NGA) milestone cost-sharing payments made to the Company under the terms of the Government’s NextView contract.

The outstanding issues under review have now been resolved and are discussed in detail in the restatements on file with the SEC. The Company does not expect these changes to have a material impact on the Company’s cash flows. Management expects the interest and penalties associated with tax related interest and penalties to be eliminated as a result of the Company’s application filed with the IRS earlier this month to change its tax accounting method. As a result of the IRS application, the Company expects to reverse the previously unrecorded expenses for tax interest and penalties for the cost-share payment adjustments for the years 2005, 2006 and 2007 in the third quarter of 2008.

The amount expected to be reversed in the third quarter 2008 is $29.5 million, of which $25.5 million is attributable to interest and penalties booked in prior years and $4.0 million booked in the first half of 2008. Across the three years, interest and penalty amounts are lower than previously estimated by approximately $5.5 million and by $0.8 million for the first half of 2008. The lower amounts are due to the timing of some of the cost-share payments in 2004 having occurred when Net Operating Losses were available to offset them as taxable income. This also had the impact of reducing the deferred tax asset and tax liabilities from what was previously reported.

The financial statements filed update information contained in the Company’s earning press release dated August 12, 2008. Specifically, in the August 12 press release, the Company had netted out the 2008 interest and penalty amounts against its reversal in the third quarter. Although the Company still expects to reverse it in the third quarter as noted above, after further consultation with its advisors the Company decided to reflect the $4.0 million of interest and penalties for the first half of 2008 as a specific item in the tax line. As a result, the net income for the first half of 2008 is lower than stated in the August 12 press release. Once reversed in the third quarter, the year-to-date numbers will be consistent. There were no changes to operating income.

Henry Dubois, GeoEye’s chief financial officer, commented, “We and our outside advisors conducted a rigorous and detailed review that has led to these restated filings. We now believe the Company’s financial statements are in good order and these issues are behind us.”

About GeoEye
GeoEye is the premier provider of geospatial information for the national security community, strategic partners, resellers and commercial customers to help them better map, measure and monitor the world. The Company is recognized as the industry’s trusted imagery expert for delivering reliable service and the exceptional quality of its imagery products and solutions.  It operates a constellation of Earth imaging satellites, mapping aircraft and has an international network of ground stations, a robust imagery archive, and advanced imagery processing capabilities for developing innovative geospatial products and solutions. The Company also provides support to academic institutions and non-governmental organizations through the GeoEye Foundation.  Headquartered in Dulles, Virginia, GeoEye is a public company listed on the Nasdaq stock exchange under the symbol GEOY. It maintains a comprehensive Quality Management System (QMS) and has achieved company-wide ISO accreditation. For more information, visit www.geoeye.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Securities Exchange Act of 1934, as amended. Statements including words such as “anticipate”, “believe”, or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. GeoEye’s actual financial and operational results could differ materially from those anticipated. Additional information regarding these risk factors and uncertainties is described more fully in the Company’s SEC filings. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: William L. Warren, Senior Vice President, General Counsel and Secretary, at 703-480-5672.

# # #